ATHENA SILVER BEGINS PREPARATION OF NI-101 TECHNICAL REPORT ON LANGTRY SILVER PROJECT

FOR IMMEDIATE RELEASE                                                                    May 20, 2011

Boulder, Colorado ---   Athena Silver Corporation (OTCBB:AHNR), through its wholly owned subsidiary, Athena Minerals, Inc. is pleased to announce the commencement of  a National Instrument 43-101 technical report and review of the Company's Langtry project near Barstow, California.   The NI 43-101 report will be prepared by SRK Consulting (U.S.) Inc. (“SRK”) of Tucson, Arizona.   Athena retained SRK to carry out an independent technical study of Langtry, in particular to examine the historical mineral resource data in conjunction with Athena’s confirmation drilling, and to report a current resource estimate sufficient for NI 43-101 reporting purposes.

The NI 43-101 report will follow the guidelines specified by the Canadian Council of Professional Geoscientists ("CCPG") and will include property description and location, history, geological setting, deposit types, mineralization, exploration, drilling, sampling method and approach, sample preparation, analyses and security, data verification, mineral resource and mineral reserve estimates, as well as other relevant data and information. General tasks to be completed include: (i) a geologic examination of the mineral property; (ii) a compilation and review of all existing documents and data; (iii) preparation of a summary of the documents and data in accordance with NI 43-101 requirements; and (iv) preparation of the NI 43-101 technical report.

The NI-101 technical report is widely recognized as the benchmark standard for resource and reserve estimates, although SEC regulations for the disclosure of reserve estimates are governed by Industry Guide 7.

The historical resource estimate at Langtry thus far has been defined by 201 rotary drill holes made by the minerals division of Superior Oil Company in the late 1960s and early 1970s. Average hole depth was 400 feet and the deepest hole was 575 feet. The estimated historical resources on the Langtry claims as reported by Superior Oil were a 22 million ton ore body, with silver grading at an average of 2.37 ounces per ton for a total of 52.14 million ounces. Superior estimated a potential 65% recovery rate on the silver ore. Superior was an NYSE listed independent American Oil Company acquired by Mobil Corporation (now Exxon Mobil Corp. --NYSE "XOM") in 1984 for $5.7 Billion. Athena has not independently verified these historical estimates and cannot attest to their accuracy.

Athena drilled 13 holes in the first quarter of 2011 on the Langtry Silver project, three were angle exploration holes and 10 were vertical holes intended to validate the earlier drilling results generated by Superior Oil in the 1960s and 1970s.  A table summarizing the assay results from our 2011 drill program is posted on our website at www.athenasilver.com.

"Engaging SRK represents another important step in the development of our Langtry silver project," said John C. Power, President and Chief Executive Officer of Athena Silver Corporation.     "We have been working to expedite the development of this project and are excited to have a strong independent firm complete a National Instrument 43-101 technical report. We expect the report to be published in the third quarter of 2011."

About SRK Consulting:

SRK Consulting is an independent, international consulting practice that provides focused advice and solutions to clients, mainly from earth and water resource industries. For mining projects, SRK offers services from exploration through feasibility, mine planning, and production to mine closure.

Formed in 1974, SRK now employs more than 1,000 professionals internationally in over 40 offices on 6 continents.

The Group's independence is ensured by the fact that it is strictly a consultancy organization, holding no equity in any project, and with company ownership primarily by staff. This permits SRK consultants to provide clients with conflict-free and objective support on crucial issues. This is particularly important for due diligence and feasibility studies, which form a large part of SRK's business.

SRK Consulting employs leading specialists in each field of science and engineering. Its seamless integration of services, and global base, has made the company a leading international practice in due diligence, feasibility studies and confidential internal reviews.

Among SRK's 1500 clients are most of the world's major and medium-sized metal and industrial mineral mining houses, exploration companies, banks, petroleum exploration companies, construction firms and government departments.

For more information about SRK, please visit their website at: www.srk.com

About Langtry:

Athena entered into a 20-year mining lease with option to purchase the Langtry Claims on March 15, 2010. The Langtry property consists of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Our Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the Company's filings available on the SEC's website at www.sec.gov.  The Langtry silver resource is near the Waterloo silver resource owned by Pan American Silver Corp. (NASDAQ: PAAS) which reports a historical estimate of 37,235,000 tons at 2.71 ounces per ton of Silver.  Athena Silver has also staked nine unpatented lode claims on BLM land between the Langtry and Waterloo claims.

About Athena Silver:

Athena Silver Corp. is a domestic silver exploration company focused on the western United States.

 For more information, please visit the Company's website at: www.athenasilver.com.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company's periodic reports filed with the Securities and Exchange Commission at www.sec.gov .

CONTACT:  John Power 707-884-3766; information@athenasilver.com